Exhibit 16.1
Ernst & Young (Israel) Ltd
3 Aminadav St.
Tel-Aviv 67067, Israel

Tel: 972 (3)6232525
Fax: 972 (3)5622555
www.ey.com/il
January 12, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read the ‘Change in Registrant’s Certifying Accountant’ section in the Form F-3 dated January 12, 2011 of Vocaltec Ltd. and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer,
a member of Ernst & Young Global